Exhibit 99.3

Summary Notice to Stockholders of Cardinal Health, Inc. of Proposed Settlement of Stockholder Derivative Action, Settlement Hearing, and Right to Appear

TO: ALL PERSONS AND ENTITIES THAT HELD CARDINAL HEALTH, INC. COMMON STOCK AS OF THE CLOSE OF TRADING ON MAY 25, 2022 AND THAT CONTINUE TO HOLD CARDINAL HEALTH COMMON STOCK AS OF THE CLOSE OF TRADING ON OCTOBER 4, 2022.

PLEASE READ THIS SUMMARY NOTICE CAREFULLY AND IN ITS ENTIRETY.

The Court authorized this Summary Notice. This Summary Notice relates to a proposed settlement (the “Settlement”) of a stockholder derivative action: In re Cardinal Health, Inc. Derivative Litig., Case No. 2:19-cv-2491 (S.D. Ohio) (the “Action”). If the Court approves the Settlement, you will be forever barred from contesting the fairness, adequacy, and reasonableness of the Settlement and from pursuing the Released Claims.

The terms and conditions of the Settlement are set out in a Stipulation and Agreement of Compromise, Settlement, and Release, dated May 25, 2022 (the “Stipulation”). All capitalized terms used in this Summary Notice that are not otherwise defined herein have the meanings provided in the Stipulation and/or Notice.

Subject to the terms and conditions of the Stipulation, the Settlement will provide Cardinal Health with a gross payment of $124 million, less any Fee and Expense Award awarded by the Court to Plaintiffs’ Counsel. A more detailed description of the Action and the Settlement are set forth in the Stipulation as well as the full Notice to Cardinal Health, Inc. Stockholders of Proposed Settlement of Stockholder Derivative Action, Settlement Hearing, and Right to Appear (the “Notice”), both of which are publicly available for review on Cardinal Health’s investor relations website at ir.cardinalhealth.com.

The Court will hold a Settlement Hearing at 2 p.m. on October 4, 2022, either in person at the Joseph P. Kinneary U.S. Courthouse, Room 167, 85 Marconi Boulevard, Columbus, Ohio 43215, or by telephone or video conference, to consider whether the Judgment, substantially in the form of Exhibit B to the Stipulation, should be entered: (i) approving the terms and conditions of the Settlement as fair, reasonable, and adequate and in the best interests of Cardinal Health and its stockholders, (ii) dismissing the Action with prejudice pursuant to the terms of the Stipulation, (iii) ruling on the application by Plaintiffs’ Counsel for the Fee and Expense Award, and (iv) ruling on Plaintiffs’ application for service awards.

If you owned Cardinal Health stock (NYSE: CAH) as of the close of trading on May 25, 2022 and continue to hold Cardinal Health common stock as of the date of the Settlement Hearing, you may object to the Settlement, including Plaintiffs’ Counsel’s application for the Fee and Expense Award and service awards and appear at the Settlement Hearing to show cause why the Settlement, Judgment, or the applications for a Fee and Expense Award and service awards should not be approved and entered. Any such objections must be filed with the Court and served on counsel for the Parties no later than September 13, 2022 in accordance with the instructions set forth in the Notice.

PLEASE NOTE: Because the Settlement involves the resolution of a stockholder derivative action, which was brought on behalf of and for the benefit of the Company, the benefits from the Settlement will go to Cardinal Health. Individual Cardinal Health stockholders will not receive any direct payment from the Settlement. Accordingly, there is no proof of claim form for stockholders to submit in connection with this Settlement.

Stockholders are not required to take any action in response to this Summary Notice.

Please visit the Investor Relations section of Cardinal Health’s website to read the full Notice and Stipulation for more information. You may also email questions to Plaintiffs’ Counsel: Justin Reliford at jreliford@ktmc.com or Jennifer Sarnelli at jsarnelli@gardylaw.com. PLEASE DO NOT CONTACT THE COURT WITH QUESTIONS.

By Order of the Court

Contacts
Media: Erich Timmerman, erich.timmerman@cardinalhealth.com and (614) 757-8231
Investors: Kevin Moran, kevin.moran@cardinalhealth.com and (614) 757-7942.